EXHIBIT 99.1

FOR IMMEDIATE RELEASE

               HOME PROPERTIES REPORTS THIRD QUARTER 2002 RESULTS
                    Third Quarter Same-Store NOI Growth 4.0%

ROCHESTER, NY, NOVEMBER 1, 2002 -- Home Properties (NYSE:HME) today released financial results for the third quarter and nine months of 2002. All results are reported on a diluted basis.

For the quarter ended September 30, 2002, Funds From Operations (FFO) was $37,367,000, or $.81 per share, compared with $37,818,000, or $.84 per share, for the quarter ended September 30, 2001. These results met analysts' consensus estimates for the quarter and equate to a 1.2% decrease in total FFO over the comparable prior-year period and a 3.5% decrease on a per share basis. FFO for the nine months ended September 30, 2002, was $102,828,000, or $2.22 per share, compared with $99,469,000, or $2.22 per share, a 3.4% increase in total FFO from the prior year and flat on a per-share basis.

Earnings Per Share (EPS) for the quarter ended September 30, 2002, was $.49, compared with $.66 for the quarter ended September 30, 2001, or a decrease of 26%, which was primarily attributable to the gain on disposition of real property in 2001 that was significantly higher than the real estate gains during the third quarter of 2002. Operating EPS (defined as GAAP EPS excluding gains and losses from sales of real property, impairment charges on real property, and the premium paid to repurchase preferred stock) for the quarter ended September 30, 2002, was $.42 compared with $.45 for the quarter ended September 30, 2001, or a decrease of 7.3%. EPS for the nine months ended September 30, 2002, was $1.13 compared with $1.61 for the nine months ended September 30, 2001, or a decrease of 29.9%. This decrease was primarily attributable to the gain on disposition of real property in 2001 that was significantly higher than the real estate gains for the nine months ended September 30, 2002, offset by the preferred stock premium incurred in the second quarter of 2002. Operating EPS for the nine months ended September 30, 2002, was $1.08 compared with $1.02 for the nine months ended September 30, 2001, or an increase of 5.2%.

THIRD QUARTER OPERATING RESULTS

For the third quarter of 2002, same-property comparisons (for 122 "Core" properties containing 34,540 apartment units owned since January 1, 2001) reflected an increase in rental revenues of 4.4%, total revenues of 5.1%, and a net operating income increase of 4.0% over the third quarter of 2001. Property level operating expenses increased by 6.8%, primarily due to increases in electricity, repairs and maintenance, personnel cost, and real estate taxes. These expense increases were partially offset by reduced natural gas utility costs and property insurance expenses. Average economic occupancy for the Core properties was 93.1% during the third quarter of 2002, down from 93.7% during the third quarter of 2001, and up from 92.2% during the second quarter of 2002. Average monthly rental rates increased 5.0% to $846 compared to a year ago.

Occupancies for the 6,659 apartment units acquired between January 1, 2001, and September 30, 2002, (the "Recently Acquired Communities") averaged 93.5% during the third quarter of 2002, at average monthly rents of $1,056.

YEAR-TO-DATE OPERATING RESULTS

For the nine months ended September 30, 2002, same-property comparisons for the Core properties showed an increase in rental revenues of 4.5% and a net operating income increase of 6.0% over the first nine months of 2001. Property level operating expenses increased by only 3.0%, primarily due to the increases in repairs and maintenance, personnel costs, and real estate taxes, partially offset by reductions in natural gas utility expenses and snow removal costs. Average economic occupancy for the Core properties decreased from 94.0% to 92.1%, with average monthly rents rising 6.7%.

The yield on the Recently Acquired Communities during the nine months of 2002 averaged 9.2% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

INTEREST AND DIVIDEND INCOME

Interest and dividend income decreased $247,000 during the third quarter of 2002, resulting from a combination of decreased levels of financing to affiliates and reduced variable interest rates.

ACQUISITIONS AND DISPOSITIONS

During the third quarter of 2002, the Company acquired two communities in Maryland with a total of 1,455 apartment units in two unrelated transactions. Total consideration for the two communities was $115.0 million, including closing costs, or an average of $79,000 per unit. Consideration for the properties included $58.8 million in assumed debt, $44.4 million cash, and $11.8 million in Operating Partnership Units ("OP Units") in the Company. The weighted average first year cap rate on the acquisitions closed in the third quarter of 2002 is 8.6%. (Note: The purchase price reported is before any fair market value adjustment for above market rate debt assumed, in addition to any fair market value adjustment for OP units issued).

Subsequent to the end of the third quarter, the Company acquired five communities in the Hudson Valley region of New York with a total of 224 units (collectively the "Wallace Portfolio"). The total purchase price of $12.8 million, including closing costs, equates to approximately $57,100 per unit and was funded by the assumption of $7.4 million in debt and $5.4 million in cash. The weighted average expected first year cap rate for these communities is 7.1%.

Also during the third quarter of 2002, the Company sold one community with a total of 664 units located in Central Virginia for total consideration of $41.6 million, or an average of $62,700 per unit. A gain on sale of approximately $4.7 million (before allocation of minority interest) was reported in the third quarter and is reflected in discontinued operations. The weighted average first year cap rate on the sale is 8.4% (before a reserve for capital expenditures). In conformity with NAREIT guidelines, the gains from real property are not included in reported FFO results.

Year to date, net acquisitions have resulted in a 5.6% increase in the number of apartment units wholly owned by Home Properties.

CAPITAL MARKETS ACTIVITIES

During the third quarter of 2002, the Company raised $6.8 million by issuing additional shares (at an average cost of $33.76 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $5.3 million was from reinvested dividends and $1.5 million from optional cash purchases. No shares were repurchased during the quarter, although the Company continues to have Board authorization to buy back up to two million shares of its common stock or OP units.

During the quarter, the Company extended its revolving line of credit for three years, increasing the line from $100 million to $115 million. Based on the Company's current corporate credit rating of `BBB' (Triple B), the interest rate is at 115 basis points over the one-month LIBOR rate, a reduction of 10 basis points from the previous rate. Manufactures and Traders Trust Company will continue to act as Administrative Agent with the same two institutions continuing as participants - Citizens Bank of Rhode Island and Chevy Chase Bank, FSB.

As of September 30, 2002, the Company's ratio of debt-to-total market capitalization was 43.9%, with $86 million outstanding on its $115 million revolving credit facility and $7.8 million of unrestricted cash on hand. Mortgage debt of $1.2 billion was outstanding, at fixed rates of interest averaging 7.3% and with staggered maturities averaging approximately 9 years. Interest coverage averaged 3.0 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.4 times.

The Company will continue to take advantage of the lower interest rate environment by refinancing existing high rate mortgage loans. During the fourth quarter, the Company anticipates closing on various non-recourse mortgage loans totaling approximately $183 million with interest fixed at a weighted average rate of 5.25% with an average term of 6.2 years. These loans will replace $84 million of existing financing with a weighted average interest rate of 8.07%. The annual savings in interest expense on the $84 million is projected to exceed $2.3 million. The net proceeds of $99 million will be used to repay existing indebtedness on the Company's outstanding line of credit and for general corporate purposes including the funding of future acquisitions. In connection with these transactions, an extraordinary item of approximately $2.3 million will be incurred in the fourth quarter relative to prepayment penalties on the existing loans paid off before maturity. This will not reduce FFO for the fourth quarter.

The Company estimates its net asset value at September 30, 2002, to be approximately $35.00 per share (based on capitalizing the annualized and seasonally adjusted third quarter property net operating income net of a management fee at 9.0% and adding a 4% growth factor).

REVIEW AND OUTLOOK

"Home Properties' operating results in the third quarter continue to compare very favorably to the overall sector performance," said Norman Leenhouts, Chairman and Co-CEO. "We attribute the Company's comparative strength to our solid geographic markets, unique culture, and strategy of rehabilitating and repositioning apartment communities through extensive capital upgrades. Even with a difficult comparison, due to last year's excellent third quarter performance, we believe our 4% increase in net operating income for the 2002 third quarter is outstanding, and it contributed to the Board's decision to raise the common stock dividend, as announced earlier this week. With our proven performance, as well as the increase in value of our real estate, a strong balance sheet and a conservative corporate governance philosophy, we believe Home Properties will continue to deliver the kind of stable, low risk returns investors have enjoyed in the past."

The Company has confirmed its previous FFO guidance for the fourth quarter of 2002 of $.75 - $.79. Based on nine months of actual results and this range for the fourth quarter, annual FFO guidance is in the range of $2.97 - $3.01 per share. According to Norman Leenhouts, "We are pleased that, even in this difficult environment, we anticipate achieving the earnings we forecasted last August for the fourth quarter." For 2003, the Company expects FFO between $2.97 and $3.17. Additional detail on 2003 projections will be provided when year-end 2002 results are released.

CONFERENCE CALL

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-886-8681. A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 20150303. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately 1:00 PM on Saturday, November 9. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K. The Company webcast will be available live and archived by 2:30 PM through the "Investors" section of our web site, www.homeproperties.com, under the heading, "Financial Information."

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company's web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties is the sixth largest publicly traded apartment company in the United States. A real estate investment trust with operations in selected Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, and rehabilitates apartment communities. Currently, Home Properties operates 297 communities containing 51,553 apartment units. Of these, 41,424 units in 151 communities are owned directly by the Company; 8,061 units are partially owned and managed by the Company as general partner, and 2,068 units are managed for other owners. The Company also manages 2.2 million square feet of commercial space. For more information, view Home Properties' web site at www.homeproperties.com.

Tables to follow.


                               Avg. Economic
THIRD QUARTER RESULTS            OCCUPANCY       Q3 '02           Q3 '02 VS. Q3 '01
-------------------------     ----------------   -------     ----------------------------
                                                 Average
                                                 Monthly    % Rental   % Rental
                                                  Rent/       Rate     Revenue   % NOI
                              Q3 '02   Q3 '01    OCC UNIT    GROWTH     GROWTH   GROWTH
                              ------   ------    --------    ------     ------   ------

Core Properties(a)            93.1%    93.7%     $  846       5.0%       4.4%     4.0%

Acquisition Properties(b)     93.5%       NA     $1,056        NA         NA       NA
                              -----    ------    ------        --         --       --

TOTAL PORTFOLIO               93.2%              $  875        NA         NA       NA


                               Avg. Economic
YEAR-TO-DATE RESULTS              OCCUPANCY      YTD '02          YTD '02 VS. YTD '01
--------------------              ---------      -------          -------------------
                                                 Average
                                                 Monthly      % Rental  % Rental
                                                  Rent/         Rate     Revenue   % NOI
                              YTD '02   YTD '01  OCC UNIT      GROWTH    GROWTH   GROWTH
                              -------   -------  --------      ------    ------   ------


Core Properties(a)             92.1%    94.0%    $  839         6.7%      4.5%     6.0%

Acquisition Properties(b)      92.6%       NA    $1,052          NA        NA       NA

TOTAL PORTFOLIO                92.2%             $  861          NA        NA       NA



(a) Core Properties includes 122 properties with 34,540 apartment units owned throughout 2001 and 2002.

(b) Reflects 24 properties with 6,659 apartment units acquired subsequent to January 1, 2001.

                        HOME PROPERTIES OF NEW YORK, INC.
                       SUMMARY CONSOLIDATED STATEMENTS OF
                 OPERATIONS (in thousands, except share and per
                             share data - Unaudited)

                                                                   Three Months Ended           Nine Months Ended
                                                                      SEPTEMBER 30                SEPTEMBER 30
                                                                      ------------                ------------
                                                                   2002          2001          2002          2001
                                                                   ----          ----          ----          ----
Rental income                                                     $ 97,990      $ 86,481      $278,020      $249,146
Other income - property related                                      4,210         3,353        10,328         9,484
Interest and dividend income                                           284           531         1,079         2,548
Other income (loss)                                                   (130)          684            451        1,610
                                                               ------------  -----------   ------------  -----------
     Total revenues                                                102,354        91,049       289,878       262,788
                                                                  --------     ---------     ---------     ---------
Operating and maintenance                                           40,927        35,571       121,789       112,570
General and administrative                                           2,837         2,324         8,758         7,292
Interest                                                            19,990        17,099        56,964        48,591
Depreciation and amortization                                       17,373        15,553        48,529        45,505
Impairment of real property                                          1,565                       1,565
                                                                ----------   ------------- -----------
                                                                                       -                           -
     Total expenses and charges                                     82,692        70,547       237,605       213,958
                                                                 ---------     ---------     ---------     ---------
Income before gain (loss) on disposition of property,
minority interest, and discontinued operations                      19,662        20,502        52,273        48,830
Gain (loss) on disposition of property                                    -        8,437          (402)       22,085
                                                               ------------   ----------     ----------   ----------
Income before minority interest and discontinued
operations                                                          19,662        28,939        51,871        70,915
Minority interest                                                    5,969        10,318        13,655        24,134
                                                                ----------     ---------    ----------    ----------
Income from continuing operations                                   13,693        18,621        38,216        46,781
                                                                 ---------     ---------    ----------    ----------
Discontinued operations
     Income from operations, net of minority interest                  251           674         1,643         1,964
     Gain on disposition of property, net of minority
       interest                                                      2,912             -         5,601             -
                                                                ----------             -   -----------             -
Income from discontinued operations                                  3,163           674         7,244         1,964
                                                                ----------   -----------   -----------    ----------
Net Income                                                          16,856        19,295        45,460        48,745
Preferred dividends                                                 (3,793)       (4,498)      (11,027)      (13,492)
Premium on Series B preferred stock repurchase                           -             -        (5,025)
                                                               ------------- ------------- ------------    ---------
Net income available to common shareholders                       $ 13,063      $ 14,797     $  29,408     $  35,253
                                                                  ========      ========     =========     =========


Reconciliation from net income available to common shareholders to Funds From Operations:

Net income available to common shareholders                       $ 13,063      $ 14,797     $  29,408      $ 35,253
Preferred dividends - convertible preferred stock                    2,443         4,498         8,222        13,492
Premium on Series B preferred stock repurchase                           -             -         5,025             -
Depreciation - real property                                        17,020        16,061        48,626        46,960
Depreciation - real property, unconsolidated                            68            88           505           291
Impairment of real property                                          1,565             -         1,565             -
(Gain) loss on disposition of property                                   -      (  8,437)          402     (  22,085)
Minority Interest                                                    5,969        10,318        13,655        24,134
Minority Interest - income from discontinued operations                151           493         1,021         1,424
(Gain) loss on disposition of discontinued operations             (  2,912)             -   (    5,601)              -
                                                                  ---------  ------------   -----------  -------------
FFO (1)                                                            $37,367       $37,818      $102,828      $ 99,469
                                                                   =======       =======      ========      ========
Weighted average shares/units outstanding:
     Shares - basic                                              26,428.7      21,963.0      25,780.6      21,852.4
     Shares - diluted                                            26,755.1      29,233.6      26,099.5      21,948.2
     Shares/units - basic(2)                                     42,364.2      38,010.4      41,739.9      37,687.0
     Shares/units - diluted(2)                                   46,367.7      45,281.1      46,370.1      44,895.1
Per share/unit:
     Net income - basic                                            $.49          $.67          $1.14         $1.61
     Net income - diluted                                          $.49          $.66          $1.13         $1.61
     FFO - basic(3)                                                $.82          $.88          $2.27         $2.28
     FFO - diluted(4)                                              $.81          $.84          $2.22         $2.22

     AFFO(5)                                                       $.69          $.72          $1.88         $1.87
     Common dividend paid                                          $.60          $.57          $1.80         $1.71

Reconciliation from net income available to common shareholders to Operating income available to common shareholders:

Net income available to common shareholders                        $13,063       $14,797       $29,408       $35,253
Premium on Series B preferred stock repurchased, net of
     minority interest                                                   -             -         3,233             -
(Gain) loss on disposition of property and impairment of real
     property, net of minority interest                            ( 1,936)      ( 4,876)      ( 4,555)      (12,799)
                                                                   --------      --------      --------      --------
Operating income available to common shareholders                  $11,127       $ 9,921       $28,086       $22,454
                                                                   =======       =======       =======       =======

Weighted average diluted shares for Operating EPS                 26,755.1      22,121.2      26,099.5      21,948.2


(1)FFO is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property or non-cash impairment charge, minority interest and extraordinary items plus depreciation from real property. Other similarly titled measures may not be calculated in the same manor. This presentation assumes the conversion of dilutive common stock equivalents and convertible preferred stock.

(2)Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series B through E (in 2002) and Series A through E (in 2001) convertible cumulative preferred stock, which can be converted into shares of common stock.

(3)FFO for the three-months ended September 30, 2002, as computed for basic is gross FFO of $37,367 and $37,818 in 2002 and 2001, respectively, less convertible preferred dividends of $2,443 and $4,498 in 2002 and 2001, respectively. FFO for the nine-months ended September 30, 2002 as computed for basic is gross FFO of $102,828 and $99,469 in 2002 and 2001, respectively, less convertible preferred dividends of $8,222 and $13,492 in 2002 and 2001, respectively. Gross FFO for the nine-month period ended September 30, 2002 excludes the premium paid on the Series B preferred stock repurchase of $5,025.

(4)FFO for the three months ended September 30, 2002, as computed for diluted is basic FFO of $34,924 and $33,320 in 2002 and 2001, respectively, plus the Series B - E convertible preferred dividend of $2,443 in 2002 and Series A - E convertible preferred dividend of $4,498 in 2001. FFO for the nine-months ended September 30, 2002, as computed for diluted is basic FFO of $94,606 and $85,977 in 2002 and 2001, respectively, plus the Series B - E convertible preferred dividend of $8,222 in 2002 and Series A - E convertible preferred dividend of $13,492 in 2001. Gross FFO for nine-month period ended September 30, 2002 excludes the premium paid on the Series B preferred stock repurchase of $5,025.

 (5) Adjusted Funds From Operations ("AFFO") is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $525 per apartment unit. AFFO is computed by reducing FFO for each period by the share of annual reserve for each period of: $5,421 for third quarter 2002; $5,147 for third quarter 2001; $15,595 for nine months 2002; and, $15,394 for nine months 2001. The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

                        HOME PROPERTIES OF NEW YORK, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)


                                                                 SEPTEMBER 30, 2002           DECEMBER 31, 2001
                                                                 ------------------           -----------------

Real estate                                                              $2,497,784                  $2,135,078
Accumulated depreciation                                                (   239,538)                (   201,564)
                                                                        ------------                ------------
Real estate, net                                                          2,258,246                   1,933,514
Cash and cash equivalents                                                     7,814                      10,719
Cash in escrows                                                              43,915                      39,230
Accounts receivable                                                           8,252                       8,423
Prepaid expenses                                                             18,057                      17,640
Investment in and advances to affiliates                                     36,623                      42,870
Deferred charges                                                              7,517                       5,279
Other assets                                                                  7,067                       6,114
                                                                      -------------               -------------
Total assets                                                             $2,387,491                  $2,063,789
                                                                         ==========                  ==========
Mortgage notes payable                                                   $1,161,281                 $   960,358
Line of credit                                                               86,000                      32,500
Other liabilities                                                            59,294                      59,748
                                                                       ------------                ------------

Total liabilities                                                         1,306,575                   1,052,606

Minority interest                                                           346,134                     341,854
Series B convertible preferred stock                                              -                      48,733
Stockholders' equity                                                        734,782                     620,596
                                                                        -----------                 -----------

Total liabilities and stockholders' equity                               $2,387,491                  $2,063,789
                                                                         ==========                  ==========

Total shares/units outstanding:

Common stock                                                              26,689.6                    24,010.8
Operating partnership units                                               16,237.8                    16,002.1
Series B convertible cumulative preferred stock*                               -                       1,679.5
Series C convertible cumulative preferred stock*                           1,983.5                     1,983.5
Series D convertible cumulative preferred stock*                             833.3                       833.3
Series E convertible cumulative preferred stock*                             749.4                       949.4
                                                                        ----------                  ----------
                                                                          46,493.6                    45,458.6

*Potential common shares


                                                       # # #

FOR FURTHER INFORMATION:

David Gardner, Senior Vice President and Chief Financial Officer, (585) 246-4113 Charis Copin, Vice President, Investor Relations, (585) 295-4237